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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement of our reports dated April 30, 2004, relating to the financial statements and financial highlights which appear in the March 31, 2004 Annual Reports to Shareholders of Legg Mason Value Trust Inc. and Legg Mason Special Investment Trust, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP


Baltimore, Maryland
July 22, 2004